UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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The Children’s Place Retail Stores, Inc.
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On July 6, 2009, The Children’s Place Retail Stores, Inc. (the “Company”) published the following press release and mailed the letter following the press release to the Company’s stockholders:

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES HIGHLIGHTS CURRENT BOARD AND MANAGEMENT’S PROVEN TRACK RECORD OF CREATING STOCKHOLDER VALUE

Letter To Stockholders Cites Positive Comments By Independent Analysts

Secaucus, New Jersey — July 6, 2009 — The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) sent a letter to stockholders citing positive analyst comments about the Company’s performance over the past 21 months and urging support of its three highly qualified and independent incumbent directors up for election at the Company’s 2009 Annual Meeting of Stockholders on July 31, 2009. The Children’s Place urges stockholders to vote FOR Sally Frame Kasaks, Malcolm Elvey, and Norman Matthews on the WHITE proxy card — and to reject the three hand-picked nominees of former Chairman and CEO Ezra Dabah. Since Mr. Dabah and his father-in-law Stanley Silverstein are existing members of the Board, election of Mr. Dabah’s three hand-picked nominees would result in his designation of five of nine directors — the majority of the Board — and de facto control of the Company.

The letter highlights the decisive steps taken by The Children’s Place’s current Board and management to turn around the business as well as the Company’s operational and financial performance since Mr. Dabah was forced to resign as CEO in September 2007 after Deloitte & Touche, then the Company’s auditors, told the Board it was no longer willing to rely on Mr. Dabah’s representations in connection with its audits. These actions to reduce risk, enhance liquidity and return the Company to balanced growth have resulted in The Children’s Place stock price outperforming all 15 companies in its peer group since the beginning of fiscal 2008 — up 42% — far ahead of the S&P Retail Index, which is down 24% during the same period.

The full text of the letter sent today to The Children’s Place stockholders follows:

July 6, 2009

THE CHILDREN’S PLACE PERFORMANCE HAS SIGNIFICANTLY IMPROVED

SINCE EZRA DABAH’S RESIGNATION

To Our Stockholders:

Your Board and management team have taken decisive steps to turn around and revitalize The Children’s Place since Ezra Dabah was forced to resign as CEO in September 2007 after Deloitte & Touche, then the Company’s auditors, told the Board it was no longer willing to rely on his representations in connection with its audits. Your Board and management have a proven track record of creating value for The Children’s Place stockholders.

We ask for your support to continue to build on the Company’s recent successes. Vote today FOR the three highly qualified and independent incumbent directors up for election — Sally Frame Kasaks, Malcolm Elvey, and Norman Matthews — on the WHITE proxy card at the Company’s 2009 Annual Meeting of Stockholders on July 31, 2009. We urge you to reject the three hand-picked nominees of Mr. Dabah and his efforts to gain control of the Company.

Since Mr. Dabah’s resignation, the Company has performed very well operationally and financially despite a recessionary economy and negative industry trends. The decisive actions undertaken by your Board and management to reduce risk, enhance liquidity and return the Company to balanced growth have resulted in strong fundamental performance based on key metrics including overall sales growth, comparable retail sales growth, operating margin, liquidity and earnings per share. The Company’s success since Mr. Dabah resigned is a direct result of actions taken by the Board and management to achieve measured growth, increase profitability and enhance liquidity.

DON’T JUST TAKE OUR WORD FOR IT — NUMEROUS INDEPENDENT ANALYSTS HAVE RECOGNIZED THE ACHIEVEMENTS OF OUR CURRENT BOARD AND MANAGEMENT!

•                  “Under current management, PLCE has gotten its financials up to date after the options scandal under its former CEO, rid itself of the poorly performing Disney stores, an albatross around the company’s neck also brought on by the ex-CEO, cut expenses and inventories, improved the balance sheet and repositioned PLCE to move margins back up. We think current management’s done a good job after the problems under the previous team and should be allowed to continue.”  (Dorothy Lakner, Caris & Company, 22 June 2009)

•                  “Despite a challenging economic environment in 2008, PLCE was able to generate 7% sales growth, a 2% comp, 200 bps improvement in gross margin and leveraged SG&A by 70 bps (excluding one-time items), resulting in a 60% improvement in EPS. However, despite the company’s recent success, management is not complacent; they are seeking to capitalize on the opportunities for further market share gains that the economy and weak competitors have provided. In addition, continued vigilance regarding sourcing will likely yield further cost savings in 2H09 and 2010.” [emphasis added] (Richard Jaffe, Stifel Nicolaus, 10 June 2009)

•                  “We fully acknowledge the progress Children’s Place has made over the last year under interim CEO Charles Crovitz. Management’s strategic actions to exit the underperforming Disney business and execute a thorough overhaul of the firm’s financials have resulted in a much stronger company focused on one core competency—children’s apparel. Specifically, the company 1) sharply reduced inventories, which has led to significantly lower markdown rates and higher AURs, and an improved in-store shopping experience; 2) implemented strict cost management to bring SG&A spend in line with sales growth (and more savings are to come in 2009); and 3) cut capex by more than half to bolster the cash position and preserve free cash flow, the result of which is a healthier balance sheet with $224 million in cash and a very manageable debt/total capital ratio of 6.2% at the end of 1Q09…We continue to see improvement in the assortment in terms of product and focus. The merchandise is more aligned to the core customer’s taste, with a narrow and deep assortment and a strong value position that infuses more “good” merchandise into the mix…The company has also infused more fashion into the mix to address a slowdown in basics (which we believe is a function of consumers choosing to update existing wardrobes rather than replacing them). Over the long term, we believe management’s plans to go after quality sales and margins versus aggressively driving top-line growth through promotions should restore margin integrity.” [emphasis added] (John D. Morris, BMO Capital Markets, 27 May 2009)

•                  “We believe PLCE is well positioned to benefit from the recent baby boom in the US, but also from its positioning as a value-oriented children’s retailer and its broad demographic appeal. With the unfortunate Disney chapter now behind it, as well as a lengthy options investigation (now resolved with all filings up-to-date), the company is free at last to full[y] concentrate on its Children’s Place business. In 2008, the company showed its mettle with strong results in a tough economy, and has a plan for 2009 to offer even more value to penny-pinching consumers.” [emphasis added] (Dorothy Lakner, Caris & Company, 6 May 2009)

YOUR COMPANY IS PERFORMING WELL —

DON’T GIVE THE KEYS TO THE COMPANY BACK TO EZRA DABAH

Mr. Dabah already has two seats on the nine-member Board (himself and his father-in-law, Stanley Silverstein) and has now nominated three additional directors. The election of Mr. Dabah’s hand-picked nominees would result in his designation of five of nine directors — the majority of the Board — and de facto control of the Company.

Under the current Board and management team, The Children’s Place has been revitalized since Mr. Dabah’s resignation. It is now positioned as a leading value-oriented specialty retailer of children’s apparel and accessories. In fact, The Company’s stock price has outperformed all 15 companies in its peer group* since the beginning of fiscal 2008. Shares of The Children’s Place appreciated 42% since the start of fiscal 2008 (through June 30, 2009), far ahead of the S&P Retail Index which is down 24%.

•                  In fiscal 2008, revenue grew 7%, gross margin expanded 200 basis points on lower markdowns and better inventory management, and SG&A expenditures grew more slowly than revenues, improving by approximately 70 basis points.

•                  Moreover, fiscal 2008 adjusted operating income increased more than 70% year-over-year, and adjusted EPS increased 59%.(1)

•                  During Q1’09, in a very difficult and volatile market, The Children’s Place continued to grow net sales, comparable retail sales, earnings per share and market share.

•                  The Company’s comparable retail sales, including online sales, have outperformed the peer group average on a monthly basis for 15 of the last 16 months.

For Mr. Dabah to take credit for these results is ludicrous. This performance was the direct result of actions taken by your Board and management since September 2007, many of which were necessary to remedy actions taken by Mr. Dabah.

Stockholders should support the Company’s highly qualified independent nominees and NOT BE FOOLED by Mr. Dabah’s self-serving campaign to replace directors who have overseen a remarkable turnaround at the Company.

PROTECT THE VALUE OF YOUR INVESTMENT — VOTE THE WHITE PROXY CARD TODAY

Do NOT return any gold proxy card you may receive from Mr. Dabah. Do NOT authorize a proxy to vote your shares for Mr. Dabah’s nominees. If you have already returned a gold proxy card to Mr. Dabah or otherwise authorized a proxy to vote your shares for his nominees, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign, date, and return the enclosed WHITE proxy card today in the postage-paid envelope provided. Only your latest dated proxy will be counted.

MacKenzie Partners Inc. is assisting The Children’s Place with its efforts to solicit proxies. If you have any questions about voting your shares, please call MacKenzie Partners Inc. toll-free at (800) 322-2885 (or call collect at (212) 929-5500) or email: childrensplace@mackenziepartners.com.

Every stockholder’s vote is important, regardless of how many shares you own. To ensure your vote is counted, vote by telephone or Internet now or mail in your vote today on the WHITE proxy card.

Thank you for your continued support.

(1)  Based on continuing operations, excluding unusual or one-time items

Very truly yours,

Charles Crovitz
Interim Chief Executive Officer
and Member of the Board of Directors

* The Children’s Place peers include: ARO - Aeropostale, DBRN - Dress Barn, CHS - Chico’s, GYMB - Gymboree, DEST - Destination Maternity, RL - Ralph Lauren, MW - Men’s Warehouse, TLB - Talbots, PVH - Philip Van Heusen, AEO - American Eagle, CHRS - Charming Shoppes, BONT - Bon-Ton, ANF - Abercrombie & Fitch, ANN - Ann Taylor and PSUN - Pacific Sunwear.

The Children’s Place has sent stockholders WHITE proxy cards which should be returned to vote FOR the Company’s three director nominees.  To vote FOR these nominees, stockholders should sign, date and return the WHITE proxy card as soon as it is received.  MacKenzie Partners, Inc. is acting as The Children’s Place proxy solicitor and can be reached toll-free at (800) 322-2885 or collect at (212) 929-5500. They can also be reached by e-mail at childrensplace@mackenziepartners.com.

About The Children’s Place Retail Stores, Inc.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of May 30, 2009, the Company owned and operated 926 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important Information

The Company filed a definitive proxy statement and other relevant documents concerning the 2009 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on June 16, 2009. Before soliciting proxies, the Company will provide stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.viewourmaterial.com/plce. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting MacKenzie Partners toll-free at (800) 322-2885 or call collect at (212) 929-5500.

The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the Annual Meeting is also contained in the proxy statement referred to above.

CONTACT:

Investors

Jane Singer

Vice President, Investor Relations, The Children’s Place Retail Stores, Inc.

(201) 453-6955

Media:

George Sard/Paul Caminiti/Nathaniel Garnick

Sard Verbinnen & Co

(212) 687-8080

July 6, 2009

THE CHILDREN’S PLACE PERFORMANCE HAS SIGNIFICANTLY IMPROVED

SINCE EZRA DABAH’S RESIGNATION

To Our Stockholders:

Your Board and management team have taken decisive steps to turn around and revitalize The Children’s Place since Ezra Dabah was forced to resign as CEO in September 2007 after Deloitte & Touche, then the Company’s auditors, told the Board it was no longer willing to rely on his representations in connection with its audits. Your Board and management have a proven track record of creating value for The Children’s Place stockholders. We ask for your support to continue to build on the Company’s recent successes. Vote today FOR the three highly qualified and independent incumbent directors up for election — Sally Frame Kasaks, Malcolm Elvey, and Norman Matthews — on the WHITE proxy card at the Company’s 2009 Annual Meeting of Stockholders on July 31, 2009. We urge you to reject the three hand-picked nominees of Mr. Dabah and his efforts to gain control of the Company.

Since Mr. Dabah’s resignation, the Company has performed very well operationally and financially despite a recessionary economy and negative industry trends. The decisive actions undertaken by your Board and management to reduce risk, enhance liquidity and return the Company to balanced growth have resulted in strong fundamental performance based on key metrics including overall sales growth, comparable retail sales growth, operating margin, liquidity and earnings per share. The Company’s success since Mr. Dabah resigned is a direct result of actions taken by the Board and management to achieve measured growth, increase profitability and enhance liquidity.

DON’T JUST TAKE OUR WORD FOR IT — NUMEROUS INDEPENDENT ANALYSTS HAVE RECOGNIZED THE ACHIEVEMENTS OF OUR CURRENT BOARD AND MANAGEMENT!

•      “Under current management, PLCE has gotten its financials up to date after the options scandal under its former CEO, rid itself of the poorly performing Disney stores, an albatross around the company’s neck also brought on by the ex-CEO, cut expenses and inventories, improved the balance sheet and repositioned PLCE to move margins back up.  We think current management’s done a good job after the problems under the previous team and should be allowed to continue.”  (Dorothy Lakner, Caris & Company, 22 June 2009)

•      “Despite a challenging economic environment in 2008, PLCE was able to generate 7% sales growth, a 2% comp, 200 bps improvement in gross margin and leveraged SG&A by 70 bps (excluding one-time items), resulting in a 60% improvement in EPS.  However, despite the company’s recent success, management is not complacent; they are seeking to capitalize on the opportunities for further market share gains that the economy and weak competitors have provided.  In addition, continued vigilance regarding sourcing will likely yield further cost savings in 2H09 and 2010.” [emphasis added] (Richard Jaffe, Stifel Nicolaus, 10 June 2009)

•      “We fully acknowledge the progress Children’s Place has made over the last year under interim CEO Charles Crovitz. Management’s strategic actions to exit the underperforming Disney business and execute a thorough overhaul of the firm’s financials have resulted in a much stronger company focused on one core competency—children’s apparel. Specifically, the company 1) sharply reduced inventories, which has led to significantly lower markdown rates and higher AURs, and an improved in-store shopping experience; 2) implemented strict cost management to bring SG&A spend in line with sales growth (and more savings are to come in 2009); and 3) cut capex by more than half to bolster the cash position and preserve free cash flow, the result of which is a healthier balance sheet with $224 million in cash and a very manageable debt/total capital ratio of 6.2% at the end of 1Q09…We continue to see improvement in the assortment in terms of product and focus.  The merchandise is more aligned to the core customer’s taste, with a narrow and deep assortment and a strong value position that infuses more “good” merchandise into the mix…The company has also infused more fashion into the mix to address a slowdown in basics (which we believe is a function of consumers choosing to update existing wardrobes rather than replacing

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them). Over the long term, we believe management’s plans to go after quality sales and margins versus aggressively driving top-line growth through promotions should restore margin integrity.” [emphasis added] (John D. Morris, BMO Capital Markets, 27 May 2009)

•      “We believe PLCE is well positioned to benefit from the recent baby boom in the US, but also from its positioning as a value-oriented children’s retailer and its broad demographic appeal. With the unfortunate Disney chapter now behind it, as well as a lengthy options investigation (now resolved with all filings up-to-date), the company is free at last to full[y] concentrate on its Children’s Place business. In 2008, the company showed its mettle with strong results in a tough economy, and has a plan for 2009 to offer even more value to penny-pinching consumers.” [emphasis added] (Dorothy Lakner, Caris & Company, 6 May 2009)

YOUR COMPANY IS PERFORMING WELL —

DON’T GIVE THE KEYS TO THE COMPANY BACK TO EZRA DABAH

Mr. Dabah already has two seats on the nine-member Board (himself and his father-in-law, Stanley Silverstein) and has now nominated three additional directors. The election of Mr. Dabah’s hand-picked nominees would result in his designation of five of nine directors — the majority of the Board — and de facto control of the Company.

Under the current Board and management team, The Children’s Place has been revitalized since Mr. Dabah’s resignation.  It is now positioned as a leading value-oriented specialty retailer of children’s apparel and accessories.

In fact, The Company’s stock price has outperformed all 15 companies in its peer group* since the beginning of fiscal 2008. Shares of The Children’s Place appreciated 42% since the start of fiscal 2008 (through June 30, 2009), far ahead of the S&P Retail Index which is down 24%.

•      In fiscal 2008, revenue grew 7%, gross margin expanded 200 basis points on lower markdowns and better inventory management, and SG&A expenditures grew more slowly than revenues, improving by approximately 70 basis points.

•      Moreover, fiscal 2008 adjusted operating income increased more than 70% year-over-year, and adjusted EPS increased 59%.(1)

•      During Q1’09, in a very difficult and volatile market, The Children’s Place continued to grow net sales, comparable retail sales, earnings per share and market share.

•      The Company’s comparable retail sales, including online sales, have outperformed the peer group average on a monthly basis for 15 of the last 16 months.

For Mr. Dabah to take credit for these results is ludicrous. This performance was the direct result of actions taken by your Board and management since September 2007, many of which were necessary to remedy actions taken by Mr. Dabah.

Stockholders should support the Company’s highly qualified independent nominees and NOT BE FOOLED by Mr. Dabah’s self-serving campaign to replace directors who have overseen a remarkable turnaround at the Company.

PROTECT THE VALUE OF YOUR INVESTMENT — VOTE THE WHITE PROXY CARD TODAY

Do NOT return any gold proxy card you may receive from Mr. Dabah.  Do NOT authorize a proxy to vote your shares for Mr. Dabah’s nominees. If you have already returned a gold proxy card to Mr. Dabah or otherwise authorized a proxy to vote your shares for his nominees, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign, date, and return the enclosed WHITE proxy card today in the postage-paid envelope provided. Only your latest dated proxy will be counted.

(1)  Based on continuing operations, excluding unusual or one-time items

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MacKenzie Partners Inc. is assisting The Children’s Place with its efforts to solicit proxies. If you have any questions about voting your shares, please call MacKenzie Partners Inc. toll-free at (800) 322-2885 (or call collect at (212) 929-5500) or email: childrensplace@mackenziepartners.com.

Every stockholder’s vote is important, regardless of how many shares you own. To ensure your vote is counted, vote by telephone or Internet now or mail in your vote today on the WHITE proxy card.

Thank you for your continued support.

Very truly yours,

Charles Crovitz
Interim Chief Executive Officer
and Member of the Board of Directors

* The Children’s Place peers include: ARO - Aeropostale, DBRN - Dress Barn, CHS - Chico’s, GYMB - Gymboree, DEST - Destination Maternity, RL - Ralph Lauren, MW - Men’s Warehouse, TLB - Talbots, PVH - Philip Van Heusen, AEO - American Eagle, CHRS - Charming Shoppes, BONT - Bon-Ton, ANF - Abercrombie & Fitch, ANN - Ann Taylor and PSUN - Pacific Sunwear.

Important Information

The Company filed a definitive proxy statement and other relevant documents concerning the 2009 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on June 16, 2009. Before soliciting proxies, the Company will provide stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.viewourmaterial.com/plce. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting MacKenzie Partners toll-free at (800) 322-2885 or call collect at (212) 929-5500.

The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the Annual Meeting is also contained in the proxy statement referred to above.

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